ROBISON, HILL & CO.	Certified Public Accountants
A PROFESSIONAL CORPORATION
BRENT M. DAVIES, CPA
DAVID O. SEAL, CPA
W. DALE WESTENSKOW, CPA
BARRY D. LOVELESS, CPA
STEPHEN M. HALLEY, CPA

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 22, 2006, except as to the restatement discussed in Note 1 to the financial statements which is as of February 7, 2007, accompanying the financial statements of NB Telecom, Inc. which are included in this Form SB-2 registration statement. We consent to the inclusion in the registration statement of the aforementioned reports.

We also consent to the reference to us under the caption “Experts” in the SB-2

/s/ Robison, Hill & Co.

Robison, Hill & Co.

Certified Public Accountants

Salt Lake City, Utah

February 7, 2007